Sub-Adviser,"Loomis, Sayles & Company"
Fund Name,PFI Global Multi-Strategy Fund
Issuer,MarkWest Energy Part/Fin
Date of Purchase,02/26/2015
Underwriter From Whom
Purchased,Barclays Capital Inc.
Affiliated/Principal Underwriter of
Syndicate,Natixis Securities North America
 Purchase Price ,$101.63
Aggregate % of Issue Purchased by the Firm,0.98%
" Commission, Spread or Profit ",1.00%
Fair & Reasonable Commission (Y/N) (1),Y
,
,
Sub-Adviser,"Loomis, Sayles & Company"
Fund Name,PFI Global Multi-Strategy Fund
Issuer,Whiting Petroleum Corp
Date of Purchase,03/24/2015
Underwriter From Whom Purchased,JP Morgan
Affiliated/Principal Underwriter of
Syndicate,Natixis Securities North America
 Purchase Price ,$100.00
Aggregate % of Issue Purchased by the Firm,1.27%
" Commission, Spread or Profit ",1.00%
Fair & Reasonable Commission (Y/N) (1),Y